Exhibit 99.1

December 24, 2008

YRC Worldwide Pursues Long-Term Solution to

Improve Financial Condition

•  Cancels Tender Offer and Evaluates Better Opportunities with its Banks

•  National Integration to be Complete by Early Spring 2009

OVERLAND PARK, KAN.—YRC Worldwide Inc. (NASDAQ: YRCW) today announced that it is in discussions with its banking group to modify certain terms of its credit facilities that would enhance the company’s financial flexibility including changes to its leverage ratio. The company’s credit agreement defines the leverage ratio generally to be total debt to earnings before interest, taxes, depreciation and amortization. The company has targeted late January 2009 to conclude its discussions with its banks on an amendment. As a result of the discussions, YRC expects to remain in compliance with its covenants in its credit facilities (including any minimum leverage ratio requirement) at year end. In addition, the company has terminated its tender offer that expired at midnight on December 23, 2008 since the proposed wage reduction amendment to the National Master Freight Agreement, which was a condition of the tender offer, has not yet been ratified. The company currently expects the union amendment to be ratified around year end 2008.

“Given the economic uncertainty, we believe it is more productive to pursue a revised arrangement with our banks as an alternative to completing the tender offer,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide. “We continue to have good relationships with our banking group and are confident that we can work out a mutual agreement that provides flexibility in our leverage ratio while improving our liquidity position.”

The company currently has over $250 million of cash and expects to generate additional cash from sale and leaseback transactions and proceeds from sales of excess facilities, while notably reducing its 2009 equipment purchases due to the integration of its national companies. When combining these actions together with the planned wage reductions for all YRC employees, the company expects to have sufficient liquidity to effectively implement its operating strategy well into the future.

National Integration Update

As announced previously, the company is in the process of integrating the operations and local sales teams of its two largest brands, Yellow Transportation and Roadway. YRC expects to have around 80 facilities either consolidated or in the process of consolidation by the end of 2008. Due to the early success of the integration, the company has reevaluated the timeline and now expects the integration to be mostly complete by early spring 2009 with around 450 consolidated operations.

“We have the most experienced and dedicated employees in the industry and they continue to exceed our expectations in integrating two large and comprehensive networks,” said Zollars. “Based on this positive momentum, we are confident in further accelerating our timeline that will allow us to significantly improve density and enhance the value we provide to our customers even sooner.”

Fourth Quarter 2008 Update

“Consistent with other industry reports, the economic recession continues to put pressure on our volumes and pricing,” commented Zollars. “With that said, the gap between our volume trends and others within the less-than-truckload market appears to be narrowing as we further enhance our networks and improve our financial position.”

Key volume statistics for the fourth quarter-to-date as of November 30, 2008 compared to the same period in 2007 include:

•	YRC National Transportation total tonnage per day down 11.8%

•

YRC Regional Transportation total tonnage per day down about 11% when adjusting for the network changes in the first quarter 2008. Total tonnage per day is down 20.9% without adjusting for the network changes.

* * * * *

Certain statements in this news release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (each a “forward-looking statement”). Forward-looking statements include those preceded by, followed by or include the words “expects,” “believes,” “targeted” or similar expressions.

The company’s expectation regarding the ratification of the union wage reduction is only its expectation regarding this matter. Whether actual ratification occurs and the timing of that ratification is completely within the control of the company’s unionized employees who are voting on the ratification and their representatives at the International Brotherhood of Teamsters.

The company’s expectations regarding a bank amendment and the date of the bank amendment are only its expectations regarding this matter. Whether the company and its banks actually enter into an amendment is entirely dependent on the outcome of their discussions and approval of a majority in interest of the participating banks.

The company’s expectations regarding its continued compliance with the covenants in its credit facilities are only its expectations regarding this matter. Actual compliance will depend upon the company reaching an acceptable amendment to its credit facilities and its compliance with the ultimately negotiated terms of that amendment. Whether the company can comply with those terms may be determined by the company’s operating results or its ability to further reduce its debt through asset sales, capital market transactions or other means.

The company’s expectations regarding having sufficient liquidity are only its expectations regarding this matter. Actual liquidity levels will depend upon the company’s operating results, its access to credit facilities or credit markets, cash received as a result of asset dispositions or capital market transactions.

The company’s actual future results and debt levels could differ materially from those projected because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from the combination of the sales, operations and networks of Yellow Transportation and Roadway, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The company’s expectations regarding the timing of, and results from, the consolidation or integration of Yellow Transportation and Roadway facilities are only its expectations regarding this matter. Actual timing and results could differ depending on whether the company’s affected unionized employees approve the changes, the readiness of employees to utilize new combined processes and the effectiveness of deploying existing technology necessary to facilitate the combination of processes.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, Holland, Reddaway, and Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 58,000 people.

Investor Contact:	Sheila Taylor	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	sheila.taylor@yrcw.com		sdawson@lakpr.com